Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Appointment of

Matthew J. Murphy as President and Chief Executive Officer

Santa Clara, Calif. (June 20, 2016) — Marvell (NASDAQ:MRVL), a world leader in storage, cloud infrastructure, Internet of Things (IoT), connectivity and multimedia semiconductor solutions, today announced the appointment of Matthew J. Murphy as President, Chief Executive Officer, and member of the Board of Directors, effective July 11, 2016. A veteran of Maxim Integrated, Mr. Murphy will be joining an executive team and Board of Directors that has seen a significant infusion of new talent over the past few months, and will be leading that team in the transformation of the Company with a focus on profitable growth.

“Marvell has built a strong reputation for technical prowess with 20 years of innovation in complex System on Chip design,” said Richard Hill, Marvell’s Chairman. “Our goal was to identify and retain a CEO who understands the transformation underway in the semiconductor industry and shares our commitment to serving customers with best-in-class products and support. I am confident that Matt’s experience in the industry has prepared him well to take on this role and I am delighted to welcome him to Marvell.”

“Following a swift but thorough search process, Matt emerged as the clear choice, and we are thrilled to have found such a qualified leader for Marvell,” said Peter Feld, chair of the Nominating and Governance Committee of the Company’s Board of Directors. “Matt joins us following a long career at Maxim Integrated where he managed a large and complex organization including multiple business units where he drove continuous improvements in growth and profitability.”

“We are pleased to welcome Matt to Marvell and we know he will do an excellent job carrying on the legacy we have built,” said Dr. Sehat Sutardja and Ms. Weili Dai, Co-Founders of Marvell. “We take a great deal of pride in our success at Marvell and will always be strong supporters of the Company.”

“I am honored to join Marvell at this exciting time,” said Mr. Murphy. “Marvell is at the forefront of innovation in the semiconductor industry, delivering cutting-edge technology at the heart of the world’s most powerful solutions. I am committed to working alongside Marvell’s leaders, talented employees, and customers to build upon a solid foundation and create even greater value together.”

Mr. Murphy joins Marvell from Maxim Integrated, where he spent the past 22 years with increasing responsibilities in sales and business unit leadership roles. Most recently, he was Executive Vice President, Business Units, Sales & Marketing. In this capacity he had company-wide profit and loss responsibility, leading all product development, sales and field applications, marketing, and central engineering. From 2011 to 2015, he was Senior Vice President of the Communications and Automotive Solutions Group, leading the team that developed differentiated solutions for those markets. From 2006 to 2011, he was Vice President, Worldwide Sales & Marketing during a time when Maxim’s sales expanded significantly. Prior to 2006, he served in a variety of business unit management and customer operations roles.

About Marvell

Marvell (NASDAQ:MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

###

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

2